Exhibit 99.5

April 22, 2021

NavSight Holdings, Inc.

12020 Sunrise Valley Drive

Suite 100

Reston, Virginia 20191

Consent to Reference in Proxy Statement/Prospectus/Information Statement

NavSight Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.

Sincerely,

/s/ William Porteous
William Porteous